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                                  Exhibit 23.2
                        Consent of KPMG Peat Marwick LLP

The Board of Directors
Natural MicroSystems Corporation:

The audit referred to in our report dated January 14, 1997, included the related financial statement schedule as of and for the year ended December 31, 1996, listed in the index under Item 14(a)(2). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule, based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statement on Form S-8 (file No. 333-57141) of Natural MicroSystems Corporation of our report dated January 14, 1997, relating to the consolidated statements of operations, shareholders equity and cash flows of Natural MicroSystems Corporation for the year ended December 31, 1996, which report is included in the December 31, 1998 annual report on Form 10-K of Natural MicroSystems Corporation.


Boston, Massachusetts
March 30, 1999